Exhibit 99-2

February 28, 2008

Mr. Lawrence B. Seidman

19 Veteri Place

Wayne, New Jersey 07470

100 Misty Lane

Parsippany, New Jersey 07054

Dear Mr. Seidman:

As Chairman of the MASSBANK CORP Board of Directors, I am writing to inform you that the Board of Directors have received your name as a nominee for election to the Board of Directors of the Company by letter dated February 25, 2008, from Seidman and Associates, LLC addressed to Robert S. Cummings, Secretary of the Company, and pursuant to Article I, Section I and Article II, Section 2 and 2A of the Company’s bylaws. As you know the Company recently adopted an amendment to the bylaws to include a minimum qualification standard for all directors and persons nominated as a director. A copy of the bylaw, designated as 2A, is attached to this letter. The bylaw provides that no person shall be qualified to serve or be nominated as a director, if that person or the person nominating that person has failed to file certain beneficial stock ownership reports or failed to receive any necessary regulatory approvals relating to stock ownership, or if it has ever been determined that such person or nominating person has been guilty of conduct involving personal dishonesty, a breach of fiduciary duty or violation of banking or securities laws. The bylaw provides a period in which a disqualified nominee can cure or provide evidence to rebut the Board’s determination of disqualification.

Upon our review, the Board has determined that you, or the person who nominated you, does not meet the initial threshold requirements set forth in bylaw 2A for nomination, election or service on the Board. In this regard, the Board has considered the background of Seidman and Associates, LLC (“SAL”) and its Managing Member, Lawrence B. Seidman, who also is the person who has signed all correspondence on behalf of SAL. The Board also considered the decision of the U.S. Third Circuit Court of Appeals in the case of IBS Financial Corp v. Seidman & Associates, LLC, et. al, and the enforcement action taken by the Office of Thrift Supervision against Mr. Seidman. Based on the above, the Board has determined that Mr. Seidman and the persons nominated by SAL do not meet the provisions of bylaw 2A as interpreted by the Nominating Committee and the Board.

We call your attention to the revised nomination process, which enables a shareholder to nominate a candidate for election to the Board at the upcoming 2008 meeting of stockholders.

Such nominations must be received no later than close of business on March 4, 2008. We advise you however that persons acting in concert with, or who have agreed to act pursuant to instructions from or at the direction of, or who are the alter ego of, disqualified persons under bylaw 2A will also be disqualified.

We also call your attention to the last paragraph of Section 2A which provides an opportunity for a nominee to overcome the threshold determination of disqualification. We would consider any written submissions or meet with you personally in the event you desire to utilize the cure provision in the bylaw. Such written submissions or testimony must be received no later than March 10, 2008. You may contact the Board by calling John Bruno of Locke Lord Bissell & Liddell LLP, Special Counsel at (202) 220-6963. Of course if you wish to withdraw your name from nomination, we will file an 8-K promptly after receipt of your withdrawal so that there is ample time for shareholders to make other nominations of qualified persons for the Board to consider.

Very truly yours,

Gerard H. Brandi

Chairman of the Board of Directors

MASSBANK CORP.

cc:	Seidman and Associates, LLC